Exhibit 10.1
POWERSECURE INTERNATIONAL, INC.
Summary Sheet of Compensation of Non-Employee Directors
(Effective January 1, 2008)

Cash Retainer:	$3,000 per month

Committee Chairman Fees:	$7,500 per year

Meeting Fees:	$1,500 per meeting of a Committee of the Board, provided only one meeting fee is payable per day, regardless of how many meetings are held that day

Restricted Stock Grants:	Upon initial election, $100,000 in fair market value (valued upon date of grant based upon the closing sale price of the Common Stock as reported on its principal trading stock exchange or market) of restricted shares of Common Stock, vesting in three equal annual installments

Upon re-election, $50,000 in fair market value (valued upon date of grant based upon the closing sale price of the Common Stock as reported on its principal stock trading exchange or market) of restricted shares of Common Stock, vesting in four equal quarterly installments